PARKER ADOPTS NEW SHAREHOLDER RIGHTS AGREEMENT

         CLEVELAND, OHIO, February 3, 1997 -- On January 31, the Parker Hannifin Corporation Board of Directors adopted a new Shareholder Protection Rights Agreement to replace Parker's current Rights Agreement, which expires on February 17.

         Parker President and Chief Executive Officer Duane E. Collins said, "The Rights Agreement was not adopted in response to any specific effort to acquire control of the Company. The Agreement was adopted as a preventive measure, to deter abusive takeover tactics that can be used to deprive shareholders of the full value of their investment.

         "It should be noted that the Rights Agreement will not prevent a takeover of the Company at a full and fair price, and that is in the best interests of the Company and its shareholders. However, it may cause substantial dilution to a person or group that acquires 15 percent or more of the Company's Common Stock unless the Rights which have been issued to our existing shareholders are first redeemed by the Company for $.01 per Right in cash.

         "The Rights Agreement does not in any way weaken the Company's financial strength or interfere with its business plans. The issuance of the Rights has no dilutive effect, will not affect reported earnings per share, is not taxable to the Company or to its shareholders, and will not change the way in which the Company's shares are traded.


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         "In adopting the Rights Agreement, the Board has affirmed its belief that shareholders should be given every opportunity to participate fully in the Company's future. A letter to shareholders regarding the Rights Agreement and a summary of terms of the Rights Agreement will be mailed to shareholders."

         Parker is a worldwide leader in the production of motion and control components and systems for hundreds of industrial and aerospace markets.


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